RESTRICTED STOCKS PLAN
OF
BRF S.A.

(Approved by the Ordinary and Extraordinary General Shareholders Meeting held on April 8, 2015)

RESTRICTED STOCKS PLAN

This Restricted Stocks Plan is ruled by the provisions below.

1. Definitions

1.1. The terms below, when used here with initials in capital letters shall have the meanings assigned to them below, unless expressly provided otherwise:

"Parity Stocks" means the Company's stocks acquired by the Beneficiary for participation in the Plan with the resources of Authorized Funds.

“Restricted Stock" means common stock nominative, without our nominal issue amount granted to the Beneficiaries and subject to the limitations specified in this Plan and the respective Stock Agreement;

"Restricted Stock Not Fully Acquired" means the Restricted Stock not fully acquired in accordance with item 7.1 below;

"Beneficiaries" means the Eligible Persons elected by the Board of Directors, pursuant to paragraph 4.2 (b) below, and in favor of which the Company grants one or more Stock Restricted Stock under this Plan;

“BM&FBOVESPA” means BM&FBOVESPA S.A. - Stock Exchange, Commodities and Futures;

"Committee" means the committee established to advise the Board of Directors of the Plan, pursuant to item 4.1 below;

“Company"means the BRF SA, a publicly held corporation, headquartered at Jorge Tzachel, 475 Street, Fazenda, Zip Code: 88.301-600, City of Itajaí, State of Santa Catarina, registred at CNPJ/MF n. 01.838.723/0001-27;

“Board of Directors” means the Board of Directors of the company;

“Grant Agreement” means the private instrument of grant of Restricted Stock signed between the Company and the Beneficiary, whereby the grant Restricted Shares Company to the Beneficiary;

"Grant Date", unless otherwise expressly provided in this Plan or in the Grant Agreement, means, in relation to Restricted Stock granted to each of the beneficiaries, the signature of the Grant Agreement whereby such Restricted Stock are granted;

"Termination" means the termination of the legal relationship administrator or employee between the Beneficiary and the Company or company controlled, for any reason, including without limitation resignation, removal, replacement or termination of office without re-election to the position of manager, application for resignation or dismissal, with or without cause, termination of contract of service, retirement, permanent disability and death. For clarity, it is established that any shutdown of the office of director or employee of the Beneficiary, or other companies under its control, followed by election and investiture or hiring such Beneficiary to another post of director, statutory or otherwise, does not characterize Termination, for purposes of this Plan;

"Eligible Persons" means persons who can be chosen as beneficiaries under item 3.1 below;

“Plan” means the present Restricted Stocks Plan

“TSR” means the “Total Share Return” - indicator of total return to shareholders, calculated from the price of the Company's shares on the last business day of each fiscal year, plus the dividends per share paid by the Company from the Grant Date, with the premise that dividends will be reinvested in Company itself, and such indicator obtained through consultation to information from Bloomberg news agency or, failing that, for an equivalent; and

“Funds Committed” means the profits, hiring bonuses and other resources (not including salary) authorized by the Board of Directors for investment by the beneficiary in the acquisition of the Company's shares.

2. Objectives of the Plan

2.1. The Plan aims to allow the grant of Restricted Shares to Eligible Persons selected by the Board of Directors, in order to: (a) stimulating the expansion, success and the achievement of social objectives of the Company; (b) aligning the interests of shareholders of the Company to the Eligible Persons; and (c) allow the Company or other companies under its control, attract and retain tied the Eligible Persons.

3. Eligible Persons

3.1. May be elected by the Board as Restricted Stock Beneficiaries under the Plan directors, statutory or not, and others occupying positions of Company or other companies under its control.

3.2. Members of the Board of Directors may not be elected as beneficiaries of Restricted Shares.

Nevertheless, members of the Board of Directors who are also members of the board may, acting as directors, receive grants of Restricted Stocks of the Company.

4. Plan Administration

4.1. The Plan will be managed by the Board of Directors, which may, the relevant legal provisions observed, constitute a Committee specially created to advise it in the administration of the Plan.

4.2. In compliance with the general conditions of the Plan and the guidelines established by the Company's General Shareholders Meeting, the Board of Directors shall have broad powers to take all necessary and appropriate measures for the administration of the Plan, including:

(a) the creation and application of general rules for the grant Restricted Stock under the Plan, and the solution of questions of interpretation of the Plan;

(b) the election of the Beneficiaries among the Eligible Persons, and the authorization to grant Restricted Stock on their behalf, establishing all the conditions for the acquisition of rights relating to the Restricted Stock to be granted as well as the modification of such conditions when necessary or appropriate;

(c) the authorization for the sale of treasury shares to satisfy the grant of Restricted Stock under the Plan; and

(d) approve the Grant Agreements to be entered into between the Company and each Beneficiary, subject to the provisions of the Plan.

4.3. In exercising its authority, the Board of Directors will be subject only to the limits of the law and the regulations of the Securities and Exchange Commission and the terms of the Plan, it being understood that the Board of Directors may treat differently administrators and employees or subsidiaries that are in a similar situation and is not bound by any rule of equality or analogy to extend to all Beneficiaries the conditions that it deems applicable only to one or some in its sole discretion. The Board of Directors may also establish special treatment for exceptional cases for the effectiveness of each right of the Restricted Shares, provided that the rights already granted are not affected to the Beneficiaries or the basic principles of the Plan. Such exceptional circumstance shall not constitute a precedent for other Beneficiary.

4.4. The deliberations of the Board of Directors are binding for the Company in respect of all matters relating to the Plan.

5. Grant of Restricted Stocks

5.1. Annually, or whenever it deems necessary, the Board of Directors will approve the grant of Restricted Stock, electing the Beneficiaries in favor of which the Company will sell the Restricted Stock under the Plan, establishing terms and vesting conditions related to the Restricted Stock .

5.2. The Restricted Stock grant is performed by the conclusion of Grant Agreements between the Company and the Beneficiaries, which shall, without prejudice to other conditions determined by the Board, (a) the amount of the grant Restricted Stock object and (b) the terms and conditions for the acquisition of rights relating to the Restricted Stock.

5.3. The Board of Directors will determine the grant of Restricted Stock for investment by the beneficiary in the acquisition of Parity Stock as provided in Section 5.3.1 below, and such Parity Stocks shall be subject to the rules set out in section 7.2 below. Additionally, the Board of Directors may make the acquisition of rights related to the Restricted Stocks to other conditions, and impose restrictions on transfer, and may also reserve for the Company repurchase options and / or preemptive rights in case of sale by such Beneficiary same Restricted Stock.

5.3.1. The number of Restricted Stock to be granted to the Beneficiaries will be calculated as follows:

(a) To the Beneficiaries who invest 25% (twenty five percent) to 50% (fifty percent) of the net value of the Funds Authorized, will be granted the equivalent of one (1) Restricted Stock for each Parity Stock.

(b) To the Beneficiaries who invest more than 50% (fifty percent) limited to 100% (a hundred percent) of the net value of the Funds Authorized, will be granted the equivalent of two (2) Restricted Stock for each Parity Stock.

5.3.2. The Beneficiary, following the acquisition of Parity Stocks on BM & FBOVESPA, must prove the acquisition of such Parity Stock by delivery to the Company of the respective brokerage notes.

5.4. The Board of Directors may establish differentiated terms and conditions for each contract Granting, without application of any rule of equality or analogy between the Beneficiaries, even if they are in similar or identical situations.

6. Stocks subjected to the Plan

6.1. The total number of Restricted Stock that may be granted under the Plan shall not exceed 0.5% (half percent) of the common stocks, with no par value, representing the total stock capital of the Company, corresponding on this date to 4,362,366 (four million, three hundred sixty-two thousand, three hundred sixty-six) common stocks, registered, with no par value issued by the Company.

6.2. In order to meet the grant of Restricted Stock under the Plan, the Company, subject to applicable laws and regulations, will sell treasury shares through a private transaction at no cost to the beneficiaries.

7 Acquisition of Rights Related to Restricted Stock

7.1. Without prejudice to other terms and conditions set forth in the respective Stock Option Agreements, the rights of beneficiaries in respect of Restricted Stock will only be fully acquired is checked, all of the following conditions:

(a) the Beneficiaries remain continuously connected as an administrator or employee of the Company for the period between the Grant Date and the third (3rd) anniversary of the Grant Date; and

(b) is obtained by the Company a TSR to be set by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period between the Grant Date and the third (3rd ) anniversary of the Grant Date.

7.2. While the rights of Restricted Stock are not fully acquired under the terms and conditions set out in item 7.1 above, the Beneficiary may not engage, sell, assign, sell or transfer, directly or indirectly, the Parity Stocks.

7.3. Once satisfied the condition set out in item 7.1 above, provided that compliance with the applicable legal and regulatory requirements, the Company will transfer to the Beneficiary name of their Restricted Stock at no cost to the beneficiary.

7.4. The Restricted Stock fully acquired under the Plan will maintain all the rights of their species, except for the prohibition periods trading in shares as provided by law and applicable regulations, as well as possible as otherwise determined by the Board of Directors.

8. Hypothesis of Termination and its Effects

8.1. Except as provided below, the Beneficiary's severance of hypotheses, the Restricted Stocks Not Fully Acquired shall be automatically canceled by operation of law, without prior warning or notice, and without any right to compensation.

8.2. In case of Termination event for Beneficiary's death, the Restricted Stocks Not Fully Acquired in the Termination date will have their vesting period anticipated and, subject to the applicable legal and regulatory requirements, the Company will transfer to the beneficiary of the estate's name, or if this ended to the Beneficiary's legal successors, their Restricted Stock at no cost to the beneficiary or their heirs and successors in title.

8.3. Nevertheless the above, the Board of Directors may, at its sole discretion, whenever it deems that social interests are better served by such a measure, fails to observe the rules laid down in the above items, giving special treatment to a particular beneficiary .

9. Effective Term Plan

9.1. The Plan shall become effective on the date of its approval by the Company's General Shareholders Meeting and shall remain in force for an indefinite period and may be terminated at any time by decision of the General Shareholders Meeting. The Plan shall end not affect the rights fully acquired the Restricted Stock granted based on it.

10. General Provisions

10.1. Nothing in the Plan shall grant to any Beneficiary the right to remain as administrator and / or employee of the Company, nor interfere in any way the right of the Company, at any time and subject to legal and contractual conditions, terminate the employment contract employee and / or discontinue the trustee's mandate.

10.2. This Plan and related Granting Agreements (i) do not create any rights other than those expressly provided for in its own terms, (ii) do not give stability or guarantee employment or stay in the condition of administrator or employee, (iii) or harm the right of the Company or other companies under its control, at any time and as appropriate, terminate the employment contract or to terminate the mandate or the relationship with the Beneficiary, (iv) do not guarantee the right to re-election or reappointment functions in the Company or other companies under its control.

10.3. Each Beneficiary shall expressly adhere to the terms of the Plan, by written declaration, without any exception, as defined by the Board of Directors.

10.4. The rights and obligations relating to Restricted Stock granted under this Plan are personal and not transferable, the Beneficiary may not, under any circumstances, assign, transfer or otherwise dispose of any third party such rights or obligations.

10.5. Any significant legal change regarding the regulation of corporations, public companies, labor relations and / or tax effects of a grant plan actions, may cause the full review of the Plan.

10.6. The cases shall be governed by the Board of Directors, asked when he deems it appropriate, the General Shareholders Meeting. Any Restricted Stock granted under the Plan is subject to all the terms and conditions set forth herein, terms and conditions shall prevail in case of inconsistency regarding the provisions of any agreement or document mentioned in this Plan.